CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             OF
                  Arizona Furniture Company
                     (the "Corporation")

I, Roland M. DeCesare, certify that:

     1. The original articles were filed with the Office of the Secretary of State on August 23, 2001.

     2. As of the date of this certificate, 10,000 shares of stock of the corporation have been issued.

     3. Pursuant to a shareholders meeting at which 10,000 votes, representing 100% of the outstanding voting shares, approved the action taken by the Board of Directors the following amendment, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation:

          Article Four:

          The  total authorized capitalization of  this
          Corporation  shall be 100,000,000  shares  of
          Common  Stock,  with a par value  of  $0.001,
          which  shall  carry  full voting  power.  All
          stock   may   be   issued  in  exchange   for
          consideration  deemed,  by   the   Board   of
          Directors to have a fair value, and may consist of cash, services, or other assets.
          Upon issuance, all stock shall be fully paid and non-assessable.



/s/ Roland M. De Cesare
Roland M. DeCesare, Pres./Sec./Treas/Dir.